EXHIBIT 23.3

[Letterhead of DeGolyer and MacNaughton]

January 31, 2006

Occidental Petroleum

10889 Wilshire Boulevard

Los Angeles, California 90024

Gentlemen:

We hereby consent to the inclusion of the information included or incorporated by reference in the registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732) on Forms S-3 and S-8 of Occidental Petroleum Corporation, with respect to our estimates of the oil, condensate, and natural gas reserves of the Bolivian properties of Vintage Petroleum, Inc., as of December 31, 2004, the future net revenues from such reserves, and the present value thereof, which information has been included or incorporated by reference in reliance upon our “Appraisal Report as of December 31, 2004 on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.” and upon the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues contained in these filings because our estimates of future net revenues and discounted present value of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 2004.

Very truly yours,

/s/    DEGOLYER AND MACNAUGHTON

DeGOLYER and MacNAUGHTON